UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  October 4, 2017

Commission File No. 1-35933 (Gramercy Property Trust)
Commission File No. 33-219049 (GPT Operating Partnership LP)
Gramercy Property Trust
GPT Operating Partnership LP
(Exact Name of Registrant as Specified in its Charter)

Gramercy Property Trust	Maryland	56-2466617
GPT Operating Partnership LP	Delaware	56-2466618
	(State or other jurisdiction incorporation or organization)	(I.R.S. Employer of Identification No.)

90 Park Avenue, 32nd Floor New York, New York	10016
(Address of Principal Executive Offices)	(Zip Code)

(212) 297-1000
(Registrant's Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02    Unregistered Sales of Equity Securities

On October 4, 2017, GPT Operating Partnership LP (the “Operating Partnership”), the operating partnership of Gramercy Property Trust (the “Company”), issued 1,294,359 Class A limited partnership units of the Operating Partnership (“OP Units”), priced at $29.56 per unit, in connection with the third and final closing (representing three additional properties) related to the previously announced agreement to acquire a nine property, 2.0 million square foot portfolio of Class-A industrial buildings (the “Portfolio Acquisition”), which was previously announced in the Company’s Current Report on Form 8-K filed on August 30, 2017. The Operating Partnership did not receive any proceeds from the issuance of the OP Units. In total, the Operating Partnership issued 3,560,188 OP Units in connection with the Portfolio Acquisition.

Each OP Unit may be presented for redemption, at the election of the holder, for cash equal to the then fair market value of a share of the Company’s common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), except that the Company may, at its election, acquire each OP Unit so presented for one Common Share.

The Operating Partnership issued the OP Units without registration in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated thereunder. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 10, 2017

By:    /s/ Jon W. Clark
Name:    Jon W. Clark
Title:    Chief Financial Officer